ESCALON MEDICAL CORP.

435	Devon Park Drive, Building 100

Wayne, PA 19087

(Nasdaq Capital Market: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

ESCALON® MEDICAL CORP. COMPLETES BOLT-ON ACQUISITION,
ENHANCES MARKET POSITION IN FRANCE AND EXPANDS PRODUCT OFFERING

ACQUIRES HEMATOLOGY BUSINESS ASSETS FROM BIOCODE HYCEL

Wayne, PA – January 6, 2009 — Escalon Medical Corp. (Nasdaq Capital Market: ESMC) announced that on December 31, 2008 pursuant to an Asset Purchase Agreement it completed the previously announced acquisition of the hematology business of Biocode Hycel, the French subsidiary of Immunodiagnostic Systems plc, a provider of in vitro diagnostic products. The acquired hematology business will continue to operate under the name Biocode Hycel and has operations near Rennes, France. The acquired hematology business had 2008 annual revenues of approximately €4,200,000, or approximately $5,800,000. The business will be vertically integrated into Escalon’s clinical diagnostics business and its growing portfolio of brands, which also includes Drew Scientific and JAS Diagnostics.

The purchase price for the acquisition was €4,200,000, of which €25,000 was paid upfront. The seller-provided financing requires payment over four years as follows:

•	the first interest-only payment is due in December of 2009;

•	thereafter, every six months, an interest payment is due at an annual interest rate of 7%;

•	after 18 months a principal payment of €800,000 is due;

•	after 30 months a principal payment of €1,000,000 is due;

•	after 36 months a principal payment of €1,000,000 is due; and

•	after 48 months a principal payment of €1,375,000 is due.

The payment amount in United States Dollars will be determined on the payment due date, based upon the then current exchange rate between the United States Dollar and the Euro.

Strong Strategic Fit for Drew

Richard J. DePiano, Jr. President, commented, “This acquisition of hematology assets from Biocode Hycel is a natural extension of Drew’s business model and provides an immediate and significant presence in the French diagnostic market. Furthermore, the addition of proprietary hematology equipment, technology, and reagent formulas strategically broadens Drew’s well recognized product offering and enhances our strategy to leverage cross-selling and revenue growth opportunities.”

Founded in 1987, the Company (http://www.escalonmed.com) develops markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew Scientific, which operates as a separate business unit, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company’s distribution capabilities, although such partnerships or acquisitions may not occur. The Company has headquarters in Wayne, Pennsylvania and operations in Long Island, New York, New Berlin, Wisconsin, Lawrence, Massachusetts, Dallas, Texas, Waterbury, Connecticut, Miami, Florida, Barrow-in-Furness, U.K. and Le Rheu, France.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. These statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to:

•	implement its growth and marketing strategies, improve upon the operations of the Company business units, including the ability to make acquisitions and the integration of any acquisitions it may undertake, if any, of which there can be no assurance,

•	implement cost reductions,

•	generate cash,

•	identify, finance and enter into business relationships and acquisitions, and make timely payments for any financing, and

•	new product development, commercialization, manufacturing and market acceptance of new products.

Other factors include uncertainties and risks related to:

•	marketing acceptance of existing products in new markets,

•	research and development activities, including failure to demonstrate clinical efficacy,

•	delays by regulatory authorities, scientific and technical advances by the Company or third parties,

•	introduction of competitive products,

•	ability to reduce staffing and other costs and retain benefit of prior reductions

•	third party reimbursement and physician training, and

•	general economic conditions.

Further information about these and other relevant risks and uncertainties may be found in the Company’s reports on Form 10-K for year ended June 30, 2008 and Form 10-Q for the quarter ended September 30, 2008, and its other filings with the Securities and Exchange Commission, all of which are available from the Securities and Exchange Commission as well as other sources.